Exhibit 16.01

                                LARRY LEGEL, CPA

                           Practice Concentrating in
                            Taxation and Securities
                       5100 N. Federal Highway, Suite 409
                            Ft. Lauderdale, FL 33308

                             (954) 493-8900 Office
                               (954) 493-8300 Fax
                           e-mail: LarryLegal@aol.com

March 28, 2000

Securities & Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

re:  Vov Enterprises, Inc.

Securities and Exchange Commission:

In accordance with Item 304 of Regulation S-B. Vov Enterprises, Inc. a corporation incorporated within the State of Colorado, has made and has approved by the Board of Directors of The Company the following statements that I agree with:

          A. The independent certified public accounting firm for the Company, Larry Legel, has been dismissed due to the Company's desire to engage a local certified public accounting firm for ease of administration. Accordingly, the dismissal was necessary in order for the Company to retain Angell & Deering, Denver, Colorado as the Company's independent certified public accountants. The dismissal was effective January 24, 2000.

          B. (i) Larry Legel was dismissed solely because of the Company's desire to have a local independent certified public accounting firm.

             (ii) The reports on the financial statements of the Company by Larry Legel over the past two years contain no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except for a qualification based upon the Company's business being dependent upon its ability to maintain adequate financing arrangements and ultimately, upon future profitable operations which have raised substantial doubt about its ability to continue as a going concern.

             (iii) The decision to change accountants was approved by the Board of Directors of the Company.

             (iv) During the Company's two most recent fiscal years and any subsequent interim period preceding the dismissal of Larry Legel there were no disagreements with Larry Legel on any matter of accounting principles or practices, financial statements, disclosure or auditing scope or procedure.

             (v) No reportable events referred into Item 304(a)(v) of Regulation S-K occurred during the two years prior to the dismissal of Larry Legel.

               (2) Angell & Deering has been engaged effective January 24, 2000. The Company did not, during the two most recent fiscal years or any subsequent interim period prior to engaging Angell & Deering, consult with Angell & Deering on any matter.

               (3) The Company has provided Larry Legel with a copy of the foregoing disclosures and Larry Legel has furnished the Company with a letter addressed to the Commission stating that it agrees with the foregoing statements made by the Company.

Sunshine,

/s/  Larry Legel, CPA
---------------------
Larry Legel, CPA